September 21, 2006

Mr. Vincent D’Angelo

45 Round Hill Rd.

Kinnelon, NJ 07405

Dear Mr. D’Angelo:

I am pleased to offer you a continuing position as Senior Vice President, Finance & Chief Accounting Officer at L-1 Identity Solutions (the “Company”). This position reports to James DePalma, Executive Vice President, Chief Financial Officer and Treasurer, and is principally based in Stamford, Connecticut.

The terms of the offer are as follows:

1.	Base Salary: $225,000 per year
2.

Variable Pay: You shall be eligible to receive annually a bonus with a target amount of 50% of your annual base salary. The actual amount of any bonus may be more or less than such target, and shall be determined by your manager, based upon the achievement of corporate and individual objectives determined by your manager on an annual basis.

3.	Stock Options:

(a) The Company will propose for approval by the Company’s Board of Directors a grant of nonqualified options to purchase 70,000 shares of Company common stock (“Common Stock”). This proposed grant is subject to approval by the Company’s Board of Directors or its designee (the “Board”). The exercise price of the options will be the closing price of the Common Stock on the NYSE (or such other national securities exchange on which the Common Stock is listed) on the date the option grant is approved by the Board. These options will be non-qualified stock options and will vest at a rate of 25% per year on each annual anniversary date of the grant date so that in the ordinary course of your continuing employment with the Company, the options will become fully vested after four years.

(b) In all cases, the vesting of your options is conditioned on your being employed by the Company on the vesting date. Your options will expire on the tenth anniversary of the date of grant and must be exercised within 90 days of the termination of your employment (or within one year if your employment terminates as a result of death or disability). The options are subject to other terms and conditions set forth in the Plan and the option agreement issued to you thereunder, which will incorporate the essential terms set forth in this Section 3. A copy of the Plan is available for your review.

(c) Your options and restricted shares will accelerate in full upon a change in control of the Company. A “change in control” means and shall be deemed to occur if any of the following occurs: (i) any Person is or becomes the beneficial owner of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities; or (ii) individuals comprising the Incumbent Board, or individuals approved by a majority of the Incumbent Board, cease for any reason to constitute at least a

177 Broad Street, 12th Floor, Stamford, CT 06901  Telephone 203-504-1100  Facsimile 203-504-1150  www.L1id.com

majority of the Board of Directors of the Company; or (iii) approval by the stockholders of the Company of a merger or consolidation of the Company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company in which no Person acquires more than 50% of the Company’s then outstanding voting securities; or (iv) approval by the stockholders of the Company of (A) a complete or substantial liquidation or dissolution of the Company, or (B) the sale or other disposition of all or substantially all of the assets of the Company. An underwritten public offering of common stock of the Company, including the completion of any sale of common stock pursuant to an underwriter’s over-allotment option, and any offering to employees pursuant to a registration statement on Form S-8 or other similar offering shall not be counted toward a change in control for these purposes. For purposes of the foregoing: “Incumbent Board” shall mean those individuals who comprised the Board of Directors of the Company on the date thirty days following the date of this Agreement; and “Person” shall have the meaning used in Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

4.

Benefits: You are eligible to participate in the Company’s standard employee benefit plans, as may be in effect from time to time, for which you qualify. In addition, you will be eligible for fifteen (15) days annual vacation per year with credit granted for prior service to L-1 Investment Partners.

5.

Proprietary Rights Agreement: You will be required, as a condition of your employment, to enter into an agreement containing provisions concerning confidentiality, assignment of inventions, non-competition and non-solicitation. A copy of that agreement is attached for your reference.

6.

Severance: If (i) your employment is terminated by the Company or (ii) the Company fails to continue you in the position of Senior Vice President, Finance & Chief Accounting Officer or reduces your compensation in bad faith or (iii) the Company changes your job location by more than fifty (50) miles, and you resign as a result of any of the above, the Company will continue to pay your then current base salary in accordance with regular payroll practices and continue your current benefit coverage and premium contributions for twelve (12) months following the termination date; provided that no severance payments will be made if your employment with the Company is terminated for “cause.” “Cause” shall mean you have (i) been convicted of or entered a plea of no contest relating to any illegal act that materially and adversely reflects upon the business, affairs or reputation of the Company; or (ii) materially neglected to discharge your responsibilities as an employee of the Company, provided that any termination under this clause (ii) shall occur only after the written notice to you and an opportunity to cure such breach within 30 days of such notice. For purposes of this Section 6, the term “Company” shall include any successor to the Company’s business.

7.

At Will Employment: Your employment with the Company remains “at will,” meaning that you will not be obligated to remain employed at the Company for any specific period of time, and may cease your employment for any reason. Likewise, the Company will not be obligated to employ you for any specific period, and may terminate your employment with or without cause.

8.

Miscellaneous: This agreement, along with the proprietary rights agreement described above and any stock option agreements issued to you under the Plan, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This agreement may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company. In addition to any other remedies available to it, the Company will have the right to seek injunctive or other equitable relief to prevent any violation of this agreement. This agreement will be governed by the laws of the State of Connecticut, without regard to choice of law provisions. The failure of either party to exercise any right or the waiver by either party of any breach will not prevent a subsequent exercise of such right or be deemed a waiver of any later breach of the same or any other term of this agreement. If any provision of this agreement is held to be invalid, illegal, or unenforceable, such provision will only be modified to the extent required to be enforceable under applicable law.

If this offer is acceptable, please indicate your acceptance and agreement by countersigning below. If you have any questions about the terms of this offer, please come and see me.

AGREED AND ACCEPTED:	Very truly yours
/s/ Vincent D’Angelo	/s/ Darrell Bradford
Vincent D’Angelo	Darrell Bradford Vice President Human Resources